EXHIBIT 99




      Public Service Co. of Colorado                  Contact: Media Relations
      1225 17th Street, Suite 2000                              (303) 294-8900
      Denver, Colo.  80202


      For Immediate Release

        Reference:  Hock to Relinquish CEO Role, Remain As Chairman

      December 19, 1995

         DENVER -- D. D. "Del" Hock, 60, chairman and chief executive officer of Public Service Co. of Colorado, announced Tuesday he will step down from the CEO position effective Jan. 1, 1996, but will remain as chairman of the board until the completion of a previously announced merger with Southwestern Public Service Co.

         The company's board of directors elected Wayne H. Brunetti, 53, president and chief operating officer of the company since July 1994, to succeed Hock as CEO effective Jan. 1, 1996.

         "There are tremendous changes taking place in the utility industry that are affecting not only the electric and natural gas business, but our company as well. My involvement in policy issues surrounding these changes and in further developing our energy businesses for a more competitive future will consume much of my time as chairman," Hock said.

         "Promoting Wayne Brunetti to chief executive officer has been part of our succession plan. He's already had a very positive impact on the operations of our company," added Hock, who assisted the board in its selection of Brunetti to his position.

          "I will be relying heavily upon Del Hock as an advisor, and I will be looking to his experience and leadership in our continuing effort to develop corporate strategy that will enable Public Service Company to hold a competitive position in our changing industry," Brunetti said.

          In addition to his responsibilities at the helm of the company's board of directors, Hock will provide oversight in the day-to-day operations and strategy of the company's non-regulated business sectors,
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      e prime and Natural Fuels, as well as help develop new businesses opportunities.

         In August, Public Service Co. and Southwestern Public Service Company
      (SPS), based in Amarillo, Texas, announced they had entered into a definitive merger agreement to combine the utilities and form a new energy services holding company that will be called New Century Energies, Inc.

         Hock announced at that time he would retire upon the completion of the merger and SPS chairman and chief executive officer, Bill D. Helton, will become the holding company's chairman and CEO. Brunetti will become vice chairman, president and chief operating officer of the new company.

         The merger is subject to approval by the shareholders of both companies, and approval or regulatory review by the Federal Energy Regulatory Commission, the Securities and Exchange Commission, and state regulators in Texas, Colorado, New Mexico, Wyoming, Oklahoma and Kansas.

         A native Coloradan, Hock was elected president and chief executive officer in October 1988, and became chairman of the board in February 1989. He began his career with Public Service Co. in 1962 as director of auditing.

         Following various management assignments in the accounting and operating areas of the company, he was elected to the board of directors in 1985 and became president and chief operating officer in 1986.

         Hock earned a bachelor's of science degree in accounting from the University of Colorado, Boulder, and is a graduate of the University of Idaho Public Utilities Executive Course, the University of Colorado Executive Education Program for the Gas Industry and the Edison Electric Institute Graduate Management Program.

         Hock has taken a leadership role in the community and is presently serving on the boards of the State Board of Agriculture; Mile High United Way; Boy Scouts, Committee for Economic Development; University of Colorado Foundation; Economic Club of Colorado; Colorado Symphony; Greater Denver Corp.; Mountain States Employers Council and the Western
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      Stock Show Association.  He is a member of the Rotary Club of Denver.

          Hock is also a director of the Edison Electric Institute, Electric Power Research Institute, Western Energy Supply and Transmission Association, Western Regional Council and the Colorado Forum.

         Before joining Public Service Co., Brunetti was president and chief executive officer of Management Systems International, a Florida management consulting firm that he founded in 1991. Prior to that, he was executive vice president of Florida Power & Light Co., where he had responsibility for more than half of that company's operations.

         Brunetti holds a bachelor's of science degree in business administration from the University of Florida and is a graduate of the Harvard Business School's Program for Management Development.



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